NSAR ITEM 77O
December 1, 2003 - May 31, 2004
VK Growth and Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1           Accenture Ltd.   SG Cowen &   564,200     1.128%      4/28/04
                                   Co.


Underwriters for #1
Morgan Stanley
UBS Investment Bank
JP Morgan
Credit Suisse First Boston
Goldman, Sachs & Co.
Merrill Lynch & Co.
Citigroup
SG Cowen & Co.
Banc of America Securities LLC
Wachovia Securities
Bear, Stearns & Co. Inc.
Needham & Company, Inc.
Legg Mason Wood Walker Incorporated
ABN AMRO Rothschild LLC
Robert W. Baird & Co.
Scotia Capital